DHB Industries, Inc.
March 15, 2004

[DHB Industries Inc.      NEWS FROM DHB INDUSTRIES, INC.
Logo Appears Here]        400 Post Avenue; Suite 303. Westbury, NY 11590
                          T: 516/997-1155. F: 516/997-1144 www.dhbindustries.com
                                                           _____________________


Investor Contact:                    Company Contact:        Media Contact:
Robert B. Prag, President            Dawn M. Schlegel, CFO   Richard C. Auletta
The Del Mar Consulting Group, Inc.   DHB Industries, Inc.    R. C. Auletta & Co.
858/794-9500                         516/997-1155            212/355-0400
bprag@delmarconsulting.com           dschlegel@dhbt.com      rca@auletta.com
__________________________           __________________      _______________

FOR IMMEDIATE RELEASE


                     DHB INDUSTRIES FOURTH QUARTER REVENUES
                     INCREASE 124% TO A RECORD $72.9 MILLION

                 - FOURTH QUARTER OPERATING INCOME SOARS 127% -
        - FULL-YEAR 2003 REVENUES INCREASE 76% TO A RECORD $230 MILLION -
  - COMPANY EXPECTS RECORD REVENUES AND EARNINGS IN THE FIRST QUARTER OF 2004 -
           - COMPANY ANNOUNCES EXPANDED $45 MILLION CREDIT FACILITY -


WESTBURY, NY - (March 15, 2004) DHB INDUSTRIES, INC. (AMEX: DHB), the market leader in the rapidly growing body armor industry, announced today record revenues and operating results for the fourth quarter and full year ended
December 31, 2003, posting its 16th consecutive year-over-year increase in quarterly revenues.

During the fourth quarter of 2003, DHB announced that its wholly-owned subsidiary, Point Blank Body Armor, Inc. ("Point Blank" - http://www.pointblankarmor.com), had received a $60 million purchase order from the U.S. Department of Defense for Point Blank's "Interceptor" Outer Tactical Vest (OTV). DHB believes this is the largest single order for body armor ever issued by the U.S. Department of Defense. Point Blank is currently the major supplier of Interceptor OTV to the United States armed forces. To date, Point Blank has shipped more than 550,000 Interceptors to the US military.

For the fourth quarter ended December 31, 2003, DHB reported record revenues of $72,916,000, an increase of 124% as compared to revenues of $32,548,000 for the fourth quarter of 2002. Operating income increased 127% in the fourth quarter to $5,327,000 as compared to $2,346,000 in the fourth quarter of 2002. Fourth quarter 2003 income available to common stockholders was $2,762,000 or $0.06 per diluted share, as compared to $5,723,000, or $0.13 per diluted share in the fourth quarter of 2002. The effective tax rate for the fourth quarter of 2003 was 51%, whereas income available to common stockholders in the fourth quarter of 2002 was increased due to a $3.8 million tax benefit. Weighted shares outstanding on a diluted basis for the fourth quarter of 2003 were 45,049,051 as compared to 42,641,615 for the fourth quarter of 2002.

Gross margins for the fourth quarter of 2003 were 27.5% versus 27.9% in the fourth quarter of 2002. Selling, general and administrative expenses ("SG&A expenses") for the fourth quarter of 2003, which included $2.7 million in year-end bonuses to employees and $634,000 of consulting fees, were 20.2% of net sales versus 20.7% of net sales for the fourth quarter of 2002.


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


DHB Industries, Inc.
March 15, 2004


In the fourth quarter of 2003, DHB recorded $451,000 of other income which was comprised of: a gain on the sale of subsidiary stock of $1,450,000, proceeds from a settlement of an insurance claim of $272,000, interest expense of $366,000, and a $904,000 non-cash write off of the Company's long-term investment in non-marketable securities. Stockholders' equity rose to a record $46,738,000 at the end of 2003, a 49% increase as compared to $31,345,000 at year-end December 31, 2002.

For the full year ended December 31, 2003, total revenues increased 76% to a record $230,011,000 as compared to $130,347,000 for the full year ended December 31, 2002. Gross margins for the year ended December 31, 2003 were 27.5% as compared to 28.9% for the year ended December 31 2002. The decrease in the gross margins reflects a change in the product mix as well as the additional costs associated with increasing and expediting the Company's sales orders to meet the accelerated demand of customers, including overtime costs and freight and delivery charges. SG&A expenses for the year ended December 31, 2003 decreased to 16.2% of net sales versus 18.3% of net sales for the year ended December 31, 2002.

Operating income for the 2003 full year increased 88% to a record $26,016,000 as compared to $13,823,000 for 2002. Operating margins increased to 11.3% in 2003 from 10.6% in 2002. Income available to common stockholders for the 2003 full year was $14,812,000 or $0.34 per diluted share, a 5% decrease as compared to $15,635,000, or $0.37 per diluted share in 2002. When comparing income available to common stockholders for 2003 with 2002, it is worth noting that income available to common stockholders in 2003 was taxed at 42%, whereas income available to common stockholders in 2002 was increased due to a $3.7 million tax benefit. Weighted shares outstanding on a diluted basis for the 2003 full year were 44,196,802 as compared to 42,304,254 for the 2002 full year.

Total backlog of firm orders in hand as of March 1, 2004 increased to approximately $132 million, up from approximately $57 million at the same point last year.

In December 2003, DHB's Point Blank subsidiary entered into a marketing and consulting agreement to assist Point Blank in the marketing, sales and distribution of Point Blank's body armor products in Asia, Saudi Arabia, Turkey and Jordan. Point Blank paid the consultant a one-time fee of $634,000 in the fourth quarter. Through March 1, 2004, the Company has received product orders totaling approximately $6 million which the Company believes are directly attributable to this marketing and consulting agreement.

Also in December 2003, DHB announced it was expanding its operations by opening a third facility in South Florida. The new 104,000 square foot manufacturing plant is scheduled to open in April 2004. The plant is designed to improve the production flow and operating efficiency to enable the DHB Armor Group to meet the continued demand for its products.

In March 2004, the Company increased its bank credit facility from $35 million to $45 million. Under the amended facility, DHB may borrow, on a revolving basis, up to $32.5 million on 85% of eligible accounts receivable, and the Company will separately receive a secured term loan of $12.5 million, amortizing at the rate of $1 million per quarter. This expanded facility will expire on October 1, 2007.

Dawn Schlegel, CFO of DHB Industries, commented, "The Company's record operating performance in 2003 was a result of a 103% increase in sales to the military as well as a 61% increase in sales to state and local law enforcement agencies. The balance sheet continued to strengthen as shareholders' equity increased by 49% and the Company realized positive cash flow from operations. Whereas operating income in 2003 hit record levels, earnings per share in 2003, as compared to 2002, were slightly lower due primarily to an overall increase in tax expense totaling $14.8 million."


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


DHB Industries, Inc.
March 15, 2004


David Brooks, Chairman and CEO of DHB Industries, added, "DHB Industries continues to build upon its dominant position in the protective soft body armor industry. We maintain a commanding share of the military market as well as the domestic law enforcement and federal agencies market. In December, we implemented proactive efforts to penetrate markets outside the United States. We believe foreign markets could be substantial and offer a considerable growth opportunity for DHB's renowned body armor product line. The future outlook for DHB appears outstanding given the continuing unstable geopolitical environment, the increased need for homeland security, and the continuing war on terror."

GUIDANCE AND OUTLOOK

The record demand that DHB experienced for its products in 2003 has continued into 2004. Given current visibility, the Company expects to report record revenues and earnings for the first quarter of 2004. Moreover, it expects first quarter SG&A expenses to decline to between 13.5% - 14.5% and a tax rate of approximately 42%.

CONFERENCE CALL:

DHB will discuss its results during a conference call to be broadcast live over the Internet starting at 4:30 p.m. eastern daylight time.

Conference call particulars are as follows:

     o Date - Monday, March 15, 2004
     o Time - 4:30 p.m. eastern daylight time/1:30 p.m. pacific daylight time
     o Dial in number - (888) 809-3657
     o Live Internet broadcast - can be accessed at http://www.dhbindustries.com
                                                    ____________________________

Those choosing to listen via telephone are encouraged to call in at least ten minutes prior to the start of the call to allow time to register with the operator.

ABOUT DHB INDUSTRIES, INC.

DHB Industries, Inc.'s Armor Group is the market leader in the rapidly growing protective body armor industry. Its highly recognized subsidiaries, Point Blank Body Armor, Inc. and Protective Apparel Corporation of America (PACA) are focused on the design, manufacture, and distribution of bullet resistant and protective body armor for military, law enforcement, and corrections in the U.S. and worldwide. DHB Armor Group's customers include the U.S. Army, Air Force, Navy, Marines, Coast Guard, Secret Service, FBI, DEA, INS, ATF, NATO, U.S. Marshals, the NYC Police Department, the LA Police Department, and the California Highway Patrol.

DHB Sports Group produces and markets a comprehensive line of athletic supports and braces, which are merchandised through national superstore chains including Wal-Mart, Target and Meijer, as well as private label distributors such as Amerisource Bergen and Cardinal Health.

DHB maintains facilities in Westbury, NY, Deerfield Beach, FL, Oakland Park, FL, Jacksboro, TN, and Arlington, VA. To learn more about DHB Industries, Inc., visit the website at http://www.dhbindustries.com.


SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: THE STATEMENTS WHICH ARE NOT HISTORICAL FACTS CONTAINED IN THIS PRESS RELEASE ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE CERTAIN RISKS AND UNCERTAINTIES INCLUDING BUT NOT LIMITED TO RISKS ASSOCIATED WITH THE UNCERTAINTY OF FUTURE FINANCIAL RESULTS, ADDITIONAL FINANCING REQUIREMENTS, DEVELOPMENT OF NEW PRODUCTS, GOVERNMENT APPROVAL PROCESSES, THE IMPACT OF COMPETITIVE PRODUCTS OR PRICING, TECHNOLOGICAL CHANGES, THE EFFECT OF ECONOMIC CONDITIONS AND OTHER UNCERTAINTIES DETAILED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

            ***STATEMENT OF OPERATIONS AND BALANCE SHEET TO FOLLOW***



                      DHB INDUSTRIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                        FOR THE YEARS ENDED DECEMBER 31,
                 (In thousands, except share and per share data)


                                                   For the Quarter Ended             For the Year Ended
                                                      December 31,                      December 31,
                                                ____________________________      __________________________
                                                   2003             2002*            2003           2002
                                                ___________      ___________      __________     ___________

Net sales                                       $    72,916      $    32,548      $  230,011     $   130,347

Cost of goods sold (including related party
         purchases of $29,803, and $7,975,
         respectively)                               52,885           23,455         166,670          92,621
                                                ___________      ___________      __________     ___________

Gross profit                                         20,031            9,093          63,341          37,726

Selling, general and administrative expenses         14,704            6,747          37,325          23,903
                                                ___________      ___________      __________     ___________

Income before other income (expense)                  5,327            2,346          26,016          13,823
                                                ___________      ___________      __________     ___________

Other income (expense)
Interest expense                                       (366)            (171)         (1,344)         (1,645)
Write down of other investment                         (904)                            (904)             --
 Gain on sale of subsidiary stock                     1,450                            1,450
Other income                                            272               52           1,059             130
                                                ___________      ___________      __________     ___________
Total Other income (expense)                            451             (119)            261          (1,515)
                                                ___________      ___________      __________     ___________

Income from continuing operations before
         income taxes                                 5,778            2,227          26,277          12,308

Income taxes (benefit)
Current taxes                                         2,944              (24)          7,186              77
Deferred tax expense (benefit)                         (25)           (3,817)          3,912          (3,749)
                                                ___________      ___________      __________     ___________

Total tax (benefit) expense                           2,919           (3,841)         11,098          (3,672)
                                                ___________      ___________      __________     ___________

Income before minority interest                       2,859            6,068          15,179          15,980

Less minority interest of subsidiary                     (7)              (-)             (7)             --
                                                ___________      ___________      __________     ___________

Net income                                            2,852            6,068           15172          15,980

Dividend - preferred stock                              (90)            (345)           (360)           (345)
                                                ___________      ___________      __________     ___________

Income available to common stockholders         $     2,762      $     5,723      $   14,812     $    15,635
                                                ===========      ===========      ==========     ===========

Basic earnings per common share                 $      0.07      $      0.14      $     0.36     $      0.42
                                                ===========      ===========      ==========     ===========

Diluted earnings per common share               $      0.06      $      0.13      $     0.34     $      0.37
                                                ===========      ===========      ==========     ===========

Weighted average shares outstanding
Basic shares                                     40,687,774       40,413,746      40,588,605      37,275,920
Effect of convertible preferred                     500,000          500,000         500,000        500,000
Warrants                                          3,861,277        1,727,869       3,108,197      4,528,334
                                                ___________      ___________      __________     ___________
Diluted shares                                   45,049,051       42,641,615      44,196,802     42,304,254
                                                ===========      ===========      ==========     ===========


DHB Industries, Inc.
March 15, 2004


                      DHB INDUSTRIES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                 (In thousands, except share and per share data)


                                                                DECEMBER 31,
                                                              2003       2002
                                                             _______    _______
ASSETS

Current assets:
Cash and cash equivalents                                    $   441    $   393
Accounts receivable, less allowance for doubtful
  accounts of $852 and $1,070, respectively                   33,707     22,904
Inventories                                                   54,753     33,360
Deferred income tax assets                                       372      3,319
Prepaid expenses and other current assets                      1,518        971
                                                             _______    _______
Total current assets                                          90,791     60,947
                                                             _______    _______

Property and equipment, net                                    1,819      1,620
                                                             _______    _______

Other assets
Other investment                                                  --        942
Deferred income tax assets                                       437      1,402
Deposits and other assets                                        381        460
                                                             _______    _______
Total other assets                                             1,818      2,804
                                                             _______    _______
Total assets                                                 $93,428    $ 65,371
                                                             =======    =======

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable                                             $ 9,465    $ 5,368
Accrued expenses and other current liabilities                 5,635      2,454
Note payable - bank                                            2,000         --
Income taxes payable                                           6,869         --
                                                             _______    _______
Total current liabilities                                     23,969      7,822
                                                             _______    _______

LONG TERM LIABILITIES
Notes payable-bank                                            22,012     24,354
Note payable - stockholder                                        --      1,500
Other liabilities                                                502        350
                                                             _______    _______

Total liabilities                                             46,483     34,026
                                                             _______    _______

Minority interest in consolidated subsidiary                     207         --

COMMITMENTS AND CONTINGENCIES

Stockholders' equity
Convertible preferred stock, $0.001 par value, 5,000,000
shares authorized, 500,000 shares of Series A, 12%
convertible preferred stock issued and outstanding                 1          1
Common stock, $0.001 par value, 100,000,000 shares
authorized, 40,742,136 and 40,413,746 shares issued and
outstanding, respectively                                         41         40
Additional paid in capital                                    35,384     34,792
Other comprehensive income (loss)                                (53)       (41)
Retained earnings (accumulated deficit)                       11,365     (3,447)
                                                             _______    _______
Total stockholders' equity                                    46,738     31,345
                                                             _______    _______
Total liabilities and stockholders' equity                   $93,428    $65,371
                                                             =======    =======

                                       END